                                                                     EXHIBIT 2.8

                 -----------------------------------------------

                                     MASTER
                           SALE AND PURCHASE AGREEMENT

                 -----------------------------------------------

                                  regarding the
              sale and purchase of certain assets pertaining to the

                         INFINEON FIBER OPTICS BUSINESS

                          dated as of January 25, 2005

                                TABLE OF CONTENTS

A.       STATUS............................................................................................     8

         1.       ASSETS...................................................................................     8

B.       SALE, PURCHASE AND TRANSFER OF THE ASSETS, PURCHASE PRICE.........................................     9

         2.       SALE, PURCHASE AND TRANSFER OF THE ASSETS................................................     9

         3.       PURCHASE PRICE...........................................................................    12

C.       SIGNING DATE, CLOSING DATE AND CLOSING............................................................    14

         4.       SIGNING DATE, CLOSING DATE, INVENTORY TRANSFER DATE AND CLOSING..........................    14

D.       GUARANTEES, REMEDIES, INDEMNITIES AND COVENANTS...................................................    15

         5.       INFINEON'S GUARANTEES....................................................................    15

         6.       PURCHASER'S GUARANTEES...................................................................    19

         7.       REMEDIES.................................................................................    28

         8.       INFINEON'S COVENANTS.....................................................................    31

         9.       EXPIRATION / LIMITATION OF PURCHASER'S CLAIMS............................................    33

         10.      PURCHASER'S COVENANTS....................................................................    35

         11.      PURCHASER'S INDEMNITY....................................................................    36

E.       MISCELLANEOUS.....................................................................................    37

         12.      NON-COMPETE UNDERTAKING, SOLICITATION OF EMPLOYEES.......................................    37

         13.      COMPONENT AND SUBASSEMBLY SUPPLY AGREEMENT...............................................    38

         14.      RESTRICTION OF ANNOUNCEMENT / COOPERATION / CONFIDENTIALITY..............................    40

         15.      NOTICES..................................................................................    42

         16.      MISCELLANEOUS............................................................................    43

                                   DEFINITIONS

Affiliate                                                     as defined in Section 2.5
Agreement                                                     as defined in Recitals (E)
Ancillary Agreements                                          as defined in Section 5.1.1
Asia Pacific Asset Transfer Agreement                         as defined in Section 2.2.4
Asset Transfer Agreements                                     as defined in Section 2.2
Assets                                                        as defined in Section 1.4
Best Knowledge of Infineon                                    as defined in Section 5.3
Best Knowledge of Purchaser                                   as defined in Section 6.3
Business Days                                                 as defined in Section 16.8
Claim Notice                                                  as defined in Section 7.2
Closing                                                       as defined in Section 4.2
Closing Date                                                  as defined in Section 4.1.2
Competing Business                                            as defined in Section 12.2
Component and Subassembly Supply Agreement                    as defined in Section 13
Consideration Shares                                          as defined in Section 3.1
Cross License Agreement                                       as defined in Section 2.2.7
De Minimis Claims                                             as defined in Section 9.3
Deductible                                                    as defined in Section 9.3
Disclosure Schedules                                          as defined in Section 5.2
Equipment                                                     as defined in Section 1.1 (i)
EURIBOR                                                       as defined in Section 3.4
Exchange Act                                                  as defined in Section 6.1.5 (a)
Excluded Assets                                               as defined in Section 1.5
FO Business Unit                                              as defined in Recitals (A)
Guaranteed Inventory Value                                    as defined in Section 3.3
ICs                                                           as defined in Section 13
Identified Employees                                          as defined in Section 8.5 (iv)
IFAP                                                          as defined in Section 2.2.4
IF FO Asset Transfer Agreement                                as defined in Section 2.2.1
IF FO Assets                                                  as defined in Section 2.2.1
IFFO GmbH                                                     as defined in Section 2.2.1
IFJA                                                          as defined in Section 2.2.5
IFNA                                                          as defined in Section 2.2.3
IFNA Asset Transfer Agreement                                 as defined in Section 2.2.3
Infineon                                                      as defined in Preamble
Infineon's Account                                            as defined in Section 3.5

Infineon's Guarantees                                         as defined in Section 5.1
Intellectual Property Rights                                  as defined in Section 5.1.3 (b)
Intellectual Property Rights and Know-How                     as defined in Section 5.1.3
Inventory                                                     as defined in Section 2.3
Inventory Transfer Date                                       as defined in Section 4.1.3
Inventory Value                                               as defined in Section 3.3
IP Rights                                                     as defined in Section 1.1 (ii)
Interim Supply Agreement                                      as defined in Section 2.2.6
Japan Asset Transfer Agreement                                as defined in Section 2.2.5
Know-How                                                      as defined in Section 1.1 (iii)
Liability Cap                                                 as defined in Section 9.4
Losses                                                        as defined in Section 7.1
Micromodules                                                  as defined in Section 13
NNM                                                           as defined in Section 6.1.4
Opto chips                                                    as defined in Section 13
OpTun Shares                                                  as defined in Section 1.2
Original Agreement                                            as defined in Recitals (D)
Parties                                                       as defined in Preamble
Party                                                         as defined in Preamble
Pertaining Assets                                             as defined in Section 2.5
Products                                                      as defined in Section 1.1
Proprietary Information                                       as defined in Section 14.5
Purchaser                                                     as defined in Preamble
Purchaser Claim                                               as defined in Section 7.2
Purchaser Common Stock                                        as defined in Section 6.1.3
Purchaser Disclosure Schedules                                as defined in Section 6.2
Purchaser Material Adverse Effect                             as defined in Section 6.1.5 (b)
Purchaser Material Assets                                     as defined in Section 6.1.15
Purchaser Material Intellectual Property Rights               as defined in Section 6.1.13
Purchaser Parties                                             as defined in Section 16.5.1
Purchaser Permits                                             as defined in Section 6.1.16
Purchaser Preferred Stock                                     as defined in Section 6.1.3
Purchaser Shares                                              as defined in Section 6.1.3
Purchaser's Account                                           as defined in Section 3.6
Purchaser's Guarantees                                        as defined in Section 6.1
Restated Original Agreement                                   as defined in Recitals (D)
Restricted Activities                                         as defined in Section 12.1
Rights                                                        as defined in Section 6.1.3

Rights Agreement                                              as defined in Section 6.1.3
SEC                                                           as defined in Section 5.1.1
SEC Reports                                                   as defined in Section 6.1.5 (a)
Securities Act                                                as defined in Section 6.1.5 (a)
Seller                                                        as defined in Section 2.2
Seller Parties                                                as defined in Section 16.5.1
Sellers                                                       as defined in Section 2.2
Signing Date                                                  as defined in Section 4.1.1
Sold Assets                                                   as defined in Section 1.1
Third Party Claim                                             as defined in Section 7.5
Time Limitations                                              as defined in Section 9.1
Transceiver Business                                          as defined in Section 1.1
Transceiver Business Financial Statements                     as defined in Section 8.2
Transferred Contracts                                         as defined in Section 1.3
Trutnov                                                       as defined in Section 2.2.2
Trutnov Asset Transfer Agreement                              as defined in Section 2.2.2
US GAAP                                                       as defined in Section 3.3
VAT Liability                                                 as defined in Section 3.9

                                    EXHIBITS

Exhibit A                          Description of Products
Exhibit 1.1                        IP Rights
Exhibit 1.2                        OpTun shares
Exhibit 2.2.1                      IF FO Asset Transfer Agreement
Exhibit 2.2.2                      Trutnov Asset Transfer Agreement
Exhibit 2.2.3                      IFNA Asset Transfer Agreement
Exhibit 2.2.4                      Asia Pacific Asset Transfer Agreement
Exhibit 2.2.5                      Japan Asset Transfer Agreement
Exhibit 2.2.6-1                    Transceiver Supply Agreement
Exhibit 2.2.6-2                    Berlin Transceiver Supply Agreement
Exhibit 2.2.7                      Cross License Agreement
Exhibit 2.3                        Inventory
Exhibit 3.2                        Purchase Price Allocation
Exhibit 3.8-1                      Amended and Restated Registration Rights Agreement
Exhibit 3.8-2                      Amended and Restated Stockholder Agreement
Exhibit 5.1.4                      Proceedings relating to IP Rights
Exhibit 13.1.1                     IC List
Exhibit 14.1                       Press Release
Exhibit 16.4                       Termination Agreement

                       MASTER SALE AND PURCHASE AGREEMENT

                                 by and between

1.      Infineon Technologies AG, St.-Martin-Stra(beta)e 53, 81541 Munchen,
        Germany

                                                           - herein "INFINEON" -

2.      Finisar Corporation, 1308 Moffett Park Drive, Sunnyvale, CA 94089 U.S.A.

                                                          - herein "PURCHASER" -

                                - Infineon and Purchaser herein also referred to
                       individually as a "PARTY" and collectively as "PARTIES" -

RECITALS

(A) WHEREAS, Infineon is, among other activities, engaged in developing, producing, marketing and selling fiber optics products and systems for the datacom, telecom and automotive industries through its fiber optics business unit and certain of its direct and indirect subsidiaries, including Sellers (as defined in Section 2.2) (herein "FO BUSINESS UNIT"). The FO Business Unit includes the development, qualification, manufacturing and testing (including failure analysis) of "transceiver" and "transponder" products (including products under development) including those listed in Exhibit A hereto, excluding BIDI transceivers using Infineon BIDI technology (herein "PRODUCTS"), such activities being referred to as the "TRANSCEIVER BUSINESS".

(B) WHEREAS, Infineon after a strategic review of its business portfolio, has concluded that it wishes to sell and transfer certain assets owned by Sellers and pertaining to the Transceiver Business to Purchaser.

(C) WHEREAS, Purchaser wishes to purchase and acquire such assets from Sellers.

(D) WHEREAS, the Parties have previously entered into a Master Sale and Purchase Agreement with the notarial deed No. 84/2004 of the notary public Johann Peter Sieveking with official seat in Berlin dated as of April 29, 2004 (herein "ORIGINAL AGREEMENT") and subsequently terminated the Original Agreement and entered into an Amended and Restated Master Sale and Purchase Agreement with the notarial deed No. 231/2004 of the notary public Etienne Petitpierre with its official seat in Basle dated as of October 11, 2004 (herein "RESTATED ORIGINAL AGREEMENT") relating to the sale of the FO Business Unit to Purchaser.

(E) WHEREAS, the Parties now desire to terminate, to the extent not previously terminated, the Restated Original Agreement and all agreements ancillary thereto as of the date of this agreement (herein "AGREEMENT") and agree on new terms for the sale and purchase of certain assets pertaining to the FO Business Unit.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

A.      STATUS

1.      ASSETS

1.1     For the purpose of this Agreement "SOLD ASSETS" shall refer to

        (i) all equipment, fixtures and tooling owned by Infineon or Sellers, wherever located, exclusively or primarily used in or necessary for the conduct of the Transceiver Business (herein "EQUIPMENT"),

        (ii) all intellectual property rights listed in Exhibit 1.1 (herein "IP RIGHTS"),

        (iii) all know how owned by Infineon or Sellers, wherever located, exclusively or primarily used in or necessary for the conduct of the Transceiver Business (herein "KNOW-HOW"),

        (iv) all business and financial records relating to the Transceiver Business, including all sales materials, customer files, service records, product defect and traceability records, equipment certification and calibration records, pricing information, historical and ongoing business plans, development roadmap documents, training materials, forms and all other documentation exclusively related to the Transceiver Business, and

        (v) all software owned by Infineon or Sellers and exclusively used in the Transceiver Business,

        excluding, for avoidance of doubt, in case of (i), (iii) and (iv), the Excluded Assets, as defined in Section 1.5.

1.2 In addition, IFFO GmbH (as defined in Section 2.2.1) holds shares in OpTun Inc., a Delaware corporation (herein "OPTUN Shares") which are described in Exhibit 1.2.

1.3 For the purpose of this Agreement "TRANSFERRED CONTRACTS" shall be all open customer purchase orders of Sellers relating to Products.

1.4 The Sold Assets, the OpTun Shares and the Transferred Contracts are hereinafter also referred to collectively as "ASSETS".

1.5 Notwithstanding the provisions of Section 1.1, the term Sold Assets shall exclude

        -       all assets situated at the Munich site of IFFO GmbH;

        -       all assets relating to the micro module technology;

        - all assets relating to infrastructure such as buildings, information technology, etc., not exclusively used in the Transceiver Business; and

        -       all assets relating to the TO production line in Trutnov.

        (herein "EXCLUDED ASSETS").

1.6 Notwithstanding any provision of this Agreement, Purchaser shall not assume any liability or obligation of Infineon or any Seller related to the FO Business Unit or otherwise, except for liabilities and obligations associated with the Transferred Contracts, and Infineon and/or Sellers shall remain liable for the discharge or performance of all such liabilities and obligations other than those associated with the Transferred Contracts.

B.      SALE, PURCHASE AND TRANSFER OF THE ASSETS, PURCHASE PRICE

2.      SALE, PURCHASE AND TRANSFER OF THE ASSETS

2.1 Infineon, upon the terms and conditions of this Agreement, hereby sells with commercial effect (mit wirtschaftlicher Wirkung) as of the Closing Date (as defined in Section 4.1.2 below) the Assets to Purchaser. Purchaser, upon the terms and conditions of this Agreement, hereby purchases the Assets from Seller with commercial effect (mit wirtschaftlicher Wirkung) as of the Closing Date.

2.2     Simultaneously with the execution of this Agreement

        2.2.1 Purchaser and Infineon Fiber Optics GmbH, Munchen, Germany, (herein "IFFO GMBH") are entering into an asset transfer agreement relating to the Assets owned by IFFO GmbH, including for the avoidance of doubt the

                OpTun Shares, (herein "IF FO ASSETS") attached hereto as Exhibit
                2.2.1 (herein "IF FO ASSET TRANSFER AGREEMENT");

        2.2.2 Purchaser and Infineon Technologies Trutnov s.r.o., Czech Republic, (herein "TRUTNOV"), are entering into an asset transfer agreement relating to the Assets owned by Trutnov attached hereto as Exhibit 2.2.2 (herein "TRUTNOV ASSET TRANSFER AGREEMENT");

        2.2.3 Purchaser and Infineon North America Corp., California, USA, (herein "IFNA") are entering into an asset transfer agreement relating to the Assets owned by IFNA attached hereto as Exhibit
                2.2.3 (herein "IFNA ASSET TRANSFER AGREEMENT");

        2.2.4 Purchaser and Infineon Technologies Asia Pacific Ptl, Ltd., Singapore (herein "IFAP") are entering into an asset transfer agreement relating to the Assets owned by IFAP attached hereto as Exhibit 2.2.4 (herein "ASIA PACIFIC ASSET TRANSFER AGREEMENT");

        2.2.5 Purchaser and Infineon Technologies Japan KK, Tokyo, Japan (herein "IFJA") are entering into an asset transfer agreement relating to the Assets owned by IFJA attached hereto as Exhibit
                2.2.5 (herein "JAPAN ASSET TRANSFER AGREEMENT");

        2.2.6 Purchaser and Trutnov are entering into the Transceiver Supply Agreement attached hereto as Exhibit 2.2.6-1 (herein "TRANSCEIVER SUPPLY AGREEMENT") and Purchaser and IFFO GmbH are entering into the Berlin Transceiver Supply Agreement attached hereto as Exhibit 2.2.6-2 (herein "BERLIN TRANSCEIVER SUPPLY AGREEMENT"); and

        2.2.7 Purchaser and Infineon are entering into the Cross-License Agreement attached hereto as Exhibit 2.2.7 (herein "CROSS LICENSE AGREEMENT").

        The IF FO Asset Transfer Agreement, the Trutnov Asset Transfer Agreement, the IFNA Asset Transfer Agreement, the Asia Pacific Asset Transfer Agreement and the Japan Asset Transfer Agreement shall be subject to the condition precedent that the Closing has occurred and are herein referred to collectively as "ASSET TRANSFER AGREEMENTS". IFFO GmbH, Trutnov, IFNA, IFAP and IFJA are herein referred to individually as a "SELLER" and collectively as "SELLERS".

2.3 Infineon, upon the terms and conditions of this Agreement, hereby sells to Purchaser subject to the condition precedent (aufschiebende Bedingung) that the Closing occurs, with commercial effect (mit wirtschaftlicher Wirkung) as of the Inventory Transfer Date (as defined in Section 4.1.3 below) or such other date or dates as agreed between Purchaser and Infineon the worldwide inventories relating to the Products owned by Infineon or its subsidiaries, namely raw materials, "work-in-progress" and finished goods (herein collectively the "INVENTORY"); a list of the Inventory as of December 31, 2004 is attached as Exhibit 2.3. Purchaser hereby purchases the Inventory subject to the condition that the Closing occurs.

2.4 Infineon undertakes to transfer, or to procure that its respective subsidiaries transfer, on the Inventory Transfer Date or on such other date or dates as agreed between Purchaser and Infineon to Purchaser its Inventory with in rem effect (mit dinglicher Wirkung) as of the Inventory Transfer Date. Purchaser hereby undertakes to acquire on the Inventory Transfer Date the Inventory. For the avoidance of doubt, Purchaser shall bear all costs associated with transferring and handling the relocation of the Inventory.

2.5 If (i) any Assets are not specified in the Asset Transfer Agreements and/or (ii) any assets pertaining to the Inventory at the Inventory Transfer Date are not specified in the Seller's inventories transfer instruments and in the case of both (i) and (ii) such Assets or inventories are not specifically retained under the terms of such Asset Transfer Agreements and/or Seller's inventories transfer instruments by Infineon or the Sellers or an affiliate in the meaning of Section 15 seq. of the German Stock Corporation Act (herein "AFFILIATE") of Infineon or the Sellers (collectively, the "PERTAINING ASSETS"), Infineon hereby undertakes, to the extent permitted by law or applicable agreement or other arrangement, to, or to procure that the respective Seller shall, sell and transfer the Pertaining Assets to Purchaser, which will accept such sale and transfer, and Infineon agrees to, or to procure that the respective Seller shall, amend the Asset Transfer Agreements and/or the Seller's inventories transfer instruments, as the case may be, to include the Pertaining Assets in such agreement(s) as soon as Infineon is notified by Purchaser of the existence of such Pertaining Assets, so that the Pertaining Assets shall be sold and transferred to Purchaser as if they had been specified in the Asset Transfer Agreements and/or the Seller's inventories transfer instruments delivered at the Closing Date and/or the Inventory Transfer Date.

2.6 If (i) any Assets, (ii) any Inventory and/or (iii) any Pertaining Assets are in the possession of third parties, Infineon hereby, to the extent permitted by law or applicable agreement or other arrangement, undertakes to, or to procure that the respective Seller shall, assign to Purchaser, with commercial and with in rem effect (mit wirtschaftlicher und dinglicher Wirkung) as of - as far as the Assets are concerned - the Closing Date, or as of - as far as the Inventory is concerned - the

        Inventory Transfer Date, all of its or the respective Seller's claims for return or surrogate claims with respect to such Assets, Inventory or Pertaining Assets against such third parties and shall deliver to Purchaser any documents related to such claims.

2.7 To the extent that Infineon or the Sellers have assigned to Purchaser any claims for the return of (i) any Assets, (ii) any Inventory and/or
        (iii) any Pertaining Assets, Infineon undertakes to, or to procure that the respective Seller shall, immediately after the Closing Date or, in the case of the Pertaining Assets, immediately after obtaining knowledge of the Pertaining Assets, notify the obligors of the assignment of such claims in a form and to the extent deemed suitable after consultation with Purchaser.

2.8     From and after the Closing Date

        (i) any payments received by Purchaser for any Products shipped at any time up to and including the Closing Date shall be paid promptly by Purchaser to Infineon (on behalf of itself and Sellers), and

        (ii) any payments received by Infineon and/or any Seller for any Products shipped and invoiced after the Closing Date shall be paid promptly by Infineon (on behalf of itself and Sellers) to Purchaser.

        Purchaser and Infineon (on behalf of itself and of the Sellers) will settle accounts according to (i) and (ii) above and will carry out reimbursements on a monthly basis.

3.      PURCHASE PRICE

3.1 The Purchase Price for the Assets to be paid by Purchaser shall be the aggregate of 34,000,000 shares of Purchaser Common Stock (as defined in Section 6.1.3) (herein "CONSIDERATION SHARES").

3.2 The Parties agree that the Purchase Price shall be allocated to the Assets as set out in Exhibit 3.2 to this Agreement.

3.3 If the value of the Inventory as of the Inventory Transfer Date or such other date or dates upon which any portion of the Inventory is transferred determined in accordance with accounting principles generally accepted in the United States of America (herein "US GAAP") subject to utilizing and continuing the capitalization, election rights, valuation and consolidation principles and the so called "Infineon Accounting Guidelines" and the so called "Infineon Kontenrahmen" applied consistently with Infineon's past practices and interpretations (herein "INVENTORY VALUE") exceeds EUR 7,861,716 (herein "GUARANTEED INVENTORY VALUE"), Purchaser shall pay the excess amount to Infineon in cash on the Inventory Transfer Date. If the Inventory

        Value falls short of the Guaranteed Inventory Value Infineon shall pay such shortfall to Purchaser in cash on the Inventory Transfer Date.

3.4 Except as herein provided otherwise, each of the Parties shall pay interest on any amounts (including, for the avoidance of doubt the delivery of any Consideration Shares) becoming due and payable to the other Party under this Agreement as from (excluding) the respective due date for payment until (including) the day of actual payment at the rate of 800 basis points over the European inter bank offered rate for EURO deposits with an interest period of one (1) month quoted on the Reuters Page EURIBOR at 11.00 a.m. C.E.T. on the first banking day of the relevant month (herein "EURIBOR"). For the avoidance of doubt interest payments under this Section 3.4 shall have to be made in cash even if Consideration Shares are not delivered when due.

3.5 All cash payments owed by Purchaser to Infineon under this Agreement shall be paid by Purchaser by wire transfer to the bank account of Infineon kept with Commerzbank AG, Munchen, sort code (Bankleitzahl) 700 400 41, account number 15 30 87 200 (herein "INFINEON'S ACCOUNT").

3.6 All cash payments owed by Infineon to Purchaser under this Agreement shall be paid by Infineon by wire transfer to an account of Purchaser to be identified by Purchaser to Infineon on or prior to the Closing Date (herein "PURCHASER'S ACCOUNT").

3.7 Delivery of any Consideration Shares by Purchaser to Infineon shall be made by the delivery by Purchaser to Infineon of one or more certificates representing the Consideration Shares registered in the name of Infineon, or its nominees, together with all required stock transfer stamps affixed, if any. Delivery of any Consideration Shares by Infineon to Purchaser, shall be made by the delivery by Infineon to Purchaser of one or more certificates representing the Consideration Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, together with all required stock transfer stamps affixed, if any.

3.8 Simultaneously with the execution of this Agreement Infineon and Purchaser are entering into the Amended and Restated Registration Rights Agreement attached as Exhibit 3.8-1 and the Amended and Restated Stockholder Agreement attached as Exhibit 3.8-2.

3.9 The Purchase Price and the adjustment amount potentially to be paid pursuant to Section 3.3 are net amounts. The Parties presume that the sale and transfer of the Assets and the Inventory by Infineon and Sellers to Purchaser will not be subject to VAT pursuant to Section 1 para. 1 a) of the German Turnover Tax Act (Umsatzsteuergesetz

        - "USTG") or pursuant to applicable statutory provisions under any of the non-German Sellers' respective jurisdictions. In case the competent tax authorities should qualify the sale and transfer of the Assets as being subject to VAT, Purchaser will be obliged to pay VAT in the respective applicable amount in addition to the Purchase Price and the adjustment amount potentially to be paid pursuant to Section 3.3. In such case Sellers will be obliged to issue invoices compliant with the requirements of Section 14 UStG or pursuant to applicable statutory provisions under any of the non-German Sellers' respective jurisdictions and Purchaser shall be obliged to pay the due VAT triggered by the sale and transfer of the Assets and the Inventory including any costs connected therewith in particular, but not limited to, interest for late payments ("VAT LIABILITY") by assignment of the VAT reduction arising out of the VAT charged by Sellers. Infineon hereby accepts such assignment on account of performance (erfullungshalber) up to the VAT Liability. The Parties hereby agree to perform the assignment vis-a-vis the tax authority with due regard to the formal requirements of Section 46 para. 3 of the Tax Code ("Abgabenordnung").

        If and to the extent the assigned compensation claim for input VAT is less than the VAT Liability or such claim does not arise or the tax authority is entitled to conflicting rights with regard to its payment, assignment, or settlement, or the chosen procedure is not accepted by tax authorities or another circumstance arises which takes away Infineon's and the Seller's option to dispose of or deduct the claim to compensation of input VAT, Purchaser shall pay the VAT Liability directly to Infineon and Sellers.

3.10 Infineon and the Sellers shall cooperate with Purchaser to the extent reasonably requested by Purchaser and legally permitted, to minimize the amount of any VAT or other sales, transfer, stamp or similar taxes, including cooperation, at Purchaser's expense, with regard to the manner in which, and location at which, Purchaser obtains possession of the Assets. Infineon, Sellers and their advisors shall be entitled to participate in any dispute with the tax authorities concerning the applicability of VAT in respect of the transfer of the Assets and the Inventory.

C.      SIGNING DATE, CLOSING DATE AND CLOSING

4.      SIGNING DATE, CLOSING DATE, INVENTORY TRANSFER DATE AND CLOSING

4.1 Signing Date, Closing Date and Inventory Transfer Date shall each have the following meaning in this Agreement:

        4.1.1 "SIGNING DATE" (Unterzeichnungsstichtag) shall be the day on which this Agreement has been duly executed;

        4.1.2 "CLOSING DATE" shall be as soon as possible after the Signing Date, ideally the Signing Date, and at the latest January 31, 2005, provided that by or on such date Purchaser shall have delivered the Consideration Shares to Infineon; and

        4.1.3 "INVENTORY TRANSFER DATE" shall mean January 31, 2006 or the end of any other fiscal month of Infineon as agreed between Purchaser and Infineon.

4.2 The closing (Vollzug) of the transactions contemplated hereunder (herein "CLOSING") shall occur on the Closing Date upon delivery by Purchaser of the Consideration Shares to Infineon in accordance with Section 3.7;

4.3 In the event that the Closing has not taken place on or before January 31, 2005, then, unless such failure to close is due to Infineon's failure to fulfill any of its obligations under this Agreement,

        (i) Infineon may, with effect for Infineon and Sellers, withdraw (zurucktreten) from this Agreement by written notice to Purchaser, provided that any such withdrawal (Rucktritt) shall only be valid if Purchaser has received written notice of such withdrawal (Rucktrittserklarung) prior to the date on which Purchaser delivers the Consideration Shares to Infineon, or

        (ii) if Infineon elects to proceed with the Closing, Purchaser shall pay to Infineon EUR 100,000.00 for every day of the delay of the Closing beyond January 31, 2005.

D.      GUARANTEES, REMEDIES, INDEMNITIES AND COVENANTS

5.      INFINEON'S GUARANTEES

5.1 Infineon hereby guarantees subject to any limitations contained in this Agreement, in particular, but not limited to, the remedies set out in
        Section 7 below, the Time Limitations (as defined in Section 9.1 below), the exclusion of De Minimis Claims (as defined in Section 9.3 below), the Deductible (as defined in Section 9.3 below) and the Liability Cap (as defined in Section 9.4 below) by way of an independent guarantee pursuant to Section 311 (1) German Civil Code (BGB) that the statements set forth hereinafter are true and correct as of the date hereof and the Closing Date, unless expressly specified otherwise herein; provided, however, that the statements which are subject to the Best Knowledge of Infineon (as defined in Section 5.3 below) shall only be true as of the date hereof (herein collectively "INFINEON'S GUARANTEES").

        5.1.1 ENFORCEABILITY, NO CONFLICT. Infineon and each of the Sellers is a corporation duly organised validly existing and in good standing under the laws of its jurisdiction. This Agreement has been duly executed by Infineon and constitutes the legal, valid, and binding obligation of Infineon. The Asset Transfer Agreements (herein collectively "ANCILLARY AGREEMENTS") shall have been as of the Closing Date duly executed by Sellers and shall each constitute legal, valid, and binding obligations of the respective Seller. Infineon and each Seller have the right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements to which they are parties and to perform their obligations under this Agreement and the respective Ancillary Agreements, as the case may be, which actions have been duly authorized and approved by all necessary corporate action of Infineon and each Seller. Except for (i) the cartel approvals obtained, (ii) any notices under bulk sale or similar laws and (iii) any filings required to be made with the U.S. Securities and Exchange Commission (herein "SEC") under applicable US securities laws, neither Infineon nor any Seller is required to give any notice to any person or governmental or regulatory authority, or obtain any consent, waiver, authorization or approval from any such person or governmental or regulatory authorization in connection with (a) the execution of this Agreement by Infineon or the performance by Infineon of its obligations hereunder or (b) the execution of the Ancillary Agreements by the Sellers concerned or the performance by the respective Seller of its respective obligations thereunder. The execution and performance by Infineon and Sellers of this Agreement or of the Ancillary Agreements (i) does not violate or conflict with any provision of the charter or other organizational documents or by-laws of any of Infineon and Sellers, as the case may be (or any resolution adopted by the respective supervisory board or boards of directors of any of Infineon and Sellers).

        5.1.2 BANKRUPTCY OR JUDICIAL COMPOSITION PROCEEDINGS. No bankruptcy or judicial composition proceedings concerning Infineon or any Seller have been applied for and, to the Best Knowledge of Infineon, no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings under mandatory law and, to the Best Knowledge of Infineon, no circumstances exist pursuant to any applicable bankruptcy laws which could justify the voidance of this Agreement or any of the Ancillary Agreements.

        5.1.3   INTELLECTUAL PROPERTY RIGHTS AND KNOW-HOW.

                (a) The IP Rights include all existing or registered patents (Patente), utility patents (Gebrauchsmuster), design patents (Geschmacksmuster), trademarks/service marks (Marken) and employees' inventions according to the German Employees' Invention Act (Arbeitnehmererfindungsgesetz) or respective foreign regulations of employees' inventions owned by Infineon or Sellers and which are exclusively used in the Transceiver Business and all pending applications for any of the foregoing.

                (b) The IP Rights are, to the Best Knowledge of Infineon, in full force; they are - as far as registration is possible - duly registered and all renewal fees have been fully paid when due in as far as registration is a prerequisite for protection. All IP Rights and Know-How (herein "INTELLECTUAL PROPERTY RIGHTS") are free and clear of any liens, encumbrances or other third party rights other than non-exclusive licenses or rights of use. No exclusive licenses have been granted for the use of any of the Intellectual Property Rights.

                (c) None of the Know How or the know-how that constitutes Pertaining Assets has been unlawfully obtained by Infineon or Sellers. Infineon and Sellers have not disclosed and will not disclose the Know-How or the know-how that constitutes Pertaining Assets to any third party, except in the ordinary course of business and on the basis of state-of-the-art non-disclosure agreements.

                (d) To the Best Knowledge of Infineon, the Intellectual Property Rights, together with any intellectual property rights and know-how that constitutes Pertaining Assets or that will be licensed to Purchaser under the Cross License Agreement constitute all intellectual property rights which are required to operate the Transceiver Business in the manner in which it was being operated as of the date of this Agreement and will be operated through the Closing Date.

        5.1.4   PROCEEDINGS RELATING TO IP RIGHTS. Except as disclosed in
                Exhibit 5.1.4, (i) the Intellectual Property Rights are not subject to any pending or, to the

                Best Knowledge of Infineon, threatened proceedings for opposition or cancellation, revocation and/or invalidity or any legal proceedings otherwise challenging the use of any Intellectual Property Rights in the Transceiver Business, (ii) there are no contractual restrictions materially affecting the use of the Intellectual Property Rights in the Transceiver Business, and (iii) to the Best Knowledge of Infineon, none of the Intellectual Property Rights infringes any third party's rights if used in a manner consistent with past practice prior to the Closing Date.

        5.1.5 ASSETS. Sellers hold good title to all material Assets transferred under the Asset Transfer Agreements. The Assets are not charged with any rights of third parties except for (i) customary rights of retention of title (handelsubliche Eigentumsvorbehalte), liens, pledges or other security rights in favour of suppliers, mechanics, workers, landlords, carriers and the like; (ii) statutory security rights in favour of tax authorities or other governmental entities; and (iv) liens, mortgages or encumbrances (Belastungen) or other third party rights other than rights which would not reasonably be expected to have a material adverse effect. The Assets are in a reasonably useable condition, except for regular needs for maintenance and repair.

        5.1.6 INVENTORY. All of the Inventory is, and as of the Inventory Transfer Date (or any other date on which any of the Inventory is transferred to Purchaser) will be (i) held for use in the Transceiver Business, (ii) acquired and maintained in the ordinary course of the Transceiver Business, and (iii) of a quality and condition useable and saleable in the ordinary course of business. The Guaranteed Inventory Value has been calculated as of the December 31, 2004 in accordance with US GAAP, subject to the capitalization, election rights, valuation and consolidation principles of the so called "Infineon Accounting Guidelines" and the so called "Infineon Kontenrahmen", applied consistently with Infineon's past practices and interpretations.

        5.1.7 LITIGATION. There are (i) no court or administrative proceedings, including arbitration proceedings or, to the Best Knowledge of Infineon, investigations by administrative authorities pending or, to the Best Knowledge of Infineon threatened involving the Assets or the Transceiver Business, either as a plaintiff or defendant having a litigation value (Streitwert) exceeding EUR 100,000.00 in the individual case or which in any manner seek to prevent, materiality enjoin, alter or delay the transactions contemplated herein.

5.2 All Exhibits referred to in Section 5.1 are collectively referred to as the "DISCLOSURE SCHEDULES". For the avoidance of doubt, any fact or item referenced in or disclosed in a specific Disclosure Schedule shall be deemed to be disclosed also with respect to any other Infineon's Guarantee whether or not a cross-reference appears, if the relevance of such disclosed fact or item under any other Disclosure Schedule is reasonably apparent. Infineon does not give or assume any guarantees other than those set forth in Section 5.1 above and none of the Infineon's Guarantees shall be construed as a guarantee or representation with respect to the quality of the Purchase Object within the meaning of Sections 276 (1), 443 German Civil Code (Garantie fur die Beschaffenheit der Sache).

5.3 For the purpose of this Agreement, "BEST KNOWLEDGE OF INFINEON" shall mean the actual knowledge (positive Kenntnis) of Peter Gruber, Arno Patzold and/or Rudolf v. Moreau, after due inquiry of the following persons having operational responsibility for the Assets: Andreas Dunow, head of business administration; Ayad Abul-Ella, managing director; and Ambros Wascher, general manager of the Trutnov site.

6.      PURCHASER'S GUARANTEES

6.1 Purchaser hereby guarantees subject to any limitations contained in this Agreement, in particular, but not limited to, the remedies set out in
        Section 7 below, the Time Limitations (as defined in Section 9.1 below), the exclusion of De Minimis Claims (as defined in Section 9.3 below), the Deductible (as defined in Section 9.3 below) and the Liability Cap (as defined in Section 9.4 below) - as applicable to claims against Purchaser on the basis of Sections 7.8 and 9.8 - by way of an independent guarantee pursuant to Section 311 (1) German Civil Code
        (BGB) that the statements set forth hereinafter are true and correct as of the date hereof and the Closing Date, unless expressly specified otherwise herein; provided, however, that the statements which are subject to the Best Knowledge of Purchaser (as defined in Section 6.3 below) shall only be guaranteed as of the date hereof (herein collectively "PURCHASER'S GUARANTEES"):

        6.1.1 ENFORCEABILITY, NO CONFLICT. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly executed by Purchaser and constitutes the legal, valid and binding obligation of Purchaser. Purchaser has the right, power, authority, and capacity to execute and deliver this

                Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement or the respective Ancillary Agreements, which actions have been duly authorized and approved by all necessary corporate action of Purchaser and no other proceedings on the part of Purchaser, its Board of Directors or its shareholders are necessary to approve or recommend for approval or to consummate the transactions contemplated by this Agreement or any Ancillary Agreement. Purchaser is not required to give any notice to any person or obtain any consent or governmental authorization in connection with the execution of this Agreement or the Ancillary Agreements by Purchaser. The execution and performance of this Agreement or of the Ancillary Agreements does not violate or conflict with any provision of the certificate of incorporation or by-laws of Purchaser or any Affiliate of Purchaser, as the case may be (or any resolution adopted by Purchaser's Board of Directors).

        6.1.2 FINDERS' FEES. Purchaser does not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the transaction contemplated hereunder for which Seller could become wholly or partly liable.

        6.1.3 CAPITALIZATION. The authorized capital stock of Purchaser consists of 500,000,000 shares of common stock, par value $0.001 per share (herein "PURCHASER COMMON STOCK"), and 5,000,000 shares of preferred stock, par value $0.001 per share, 500,000 of which are designated Series RP Preferred Stock (herein "PURCHASER PREFERRED STOCK" and, together with Purchaser Common Stock, the "PURCHASER SHARES"). The shares of Series RP Preferred Stock are issuable upon the exercise of rights attached to shares of Purchaser Common Stock (herein "RIGHTS") pursuant to the Rights Agreement dated as of September 25, 2002 between Purchaser and American Stock Transfer & Trust Company (herein "RIGHTS AGREEMENT"). As of November 30, 2004: (i) 223,671,196 shares of Purchaser Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) no shares of Purchaser Preferred Stock were issued and outstanding; (iii) no Purchaser Shares were held in treasury; (iv) 62,500,602 shares of Purchaser Common Stock were reserved for future issuance pursuant to Purchaser's stock option and employee stock purchase plans; (v) an aggregate of 58,647,020 shares of Purchaser Common Stock were reserved for future issuance upon the conversion of Purchaser's 5-1/4% convertible subordinated notes due 2008 and

                Purchaser's 2-1/2% convertible subordinated notes due 2010; and
                (vi) 967,117 shares of Purchaser Common Stock were reserved for future issuance upon the exercise of outstanding warrants at a weighted average price of USD 1.57 per share of Purchaser Common Stock. Except as disclosed in the SEC Reports (as defined in Section 6.1.5 (a) below), Purchaser is not party to any agreement relating to restrictions on the transferability of any Purchaser Shares other than agreements entered into in connection with the Original Agreement and the Restated Original Agreement. Except as set forth in this Section 6.1.3 or in this Agreement, or as disclosed in the SEC Reports, there are (i) no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Purchaser and to which Purchaser or any of its subsidiaries is a party or bound or obligating Purchaser to issue or sell any Purchaser Shares or capital stock of, or other equity interests in, Purchaser and (ii) no outstanding contractual obligations of Purchaser or any Affiliate of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Shares. Except as set forth in this Section 6.1.3 or as disclosed in the SEC Reports, to the Best Knowledge of Purchaser, there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of Purchaser or with respect to the registration or voting of any interest of any equity security of any class of any of Purchaser's subsidiaries other than agreements entered into in connection with the Original Agreement and the Restated Original Agreement. The issuance of the Consideration Shares pursuant to Section 3.2 of this Agreement is not subject to any pre-emptive rights, rights of first refusal, anti-dilution rights or similar rights created by statute, the Certificate of Incorporation or By-laws of Purchaser or by any agreement to which Purchaser is a party or by which Purchaser is bound. Under the Rights Agreement, until the Distribution Date (as defined in the Rights Agreement), (i) the Rights will be evidenced by the certificates for Purchaser Common Stock registered in the names of the holders thereof and not by separate certificates and (ii) the surrender for transfer of any certificate for Purchaser Common Stock shall also constitute the surrender for transfer of the Right associated with the Purchaser Common Stock represented thereby.

        6.1.4 THE CONSIDERATION SHARES. The Consideration Shares to be issued pursuant to Section 3.1 of this Agreement will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights created by statute, Purchaser's organizational documents or any agreement to which Purchaser is a party or by which it is bound. As of the Closing Date, the Consideration Shares will be authorized for listing on the Nasdaq National Market (herein "NNM"), subject to official notice of issuance.

        6.1.5   SEC FILINGS; FINANCIAL STATEMENTS.

                (a) Purchaser has filed all forms, reports and documents required to be filed by it with the SEC since May 1, 2002, and has heretofore delivered or made available to Seller, in the form filed with the SEC, forms, reports and other documents filed by the Purchaser with the SEC since May 1, 2002, other than registration statements on Form S-8 (herein collectively, the "SEC REPORTS"). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (herein the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (herein "EXCHANGE ACT"), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of Purchaser is required to file any form, report or other document with the SEC.

                (b) Each of the consolidated financial statements (including, in each case, any notes thereto) included or incorporated by reference in the SEC Reports was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Purchaser and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not result in a Purchaser Material Adverse Effect). For the purpose of this Agreement, "PURCHASER MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the financial condition, results of operation, business operations or assets of the Purchaser and its subsidiaries taken as a whole.

                (c) Except as and to the extent disclosed in the SEC Reports or set forth on the consolidated balance sheet of Purchaser and its consolidated subsidiaries as at October 31, 2004, including the notes thereto, neither Purchaser nor any such subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would prevent or materially delay Purchaser from performing its obligations under this Agreement.

        6.1.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. To the Best Knowledge of Purchaser, since October 31, 2004, except as expressly contemplated by this Agreement, or specifically disclosed in the SEC Reports filed prior to the date of this Agreement, (i) Purchaser and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (ii) Purchaser has not issued, sold, pledged, disposed of, granted, encumbered or authorised the issuance, sale, pledge, disposition, grant or encumbrance of any Purchaser Shares or its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Purchaser Shares or any such capital stock or any ownership interest of Purchaser other than the grant of options and issuance of Purchaser Shares pursuant to existing stock option plans and employee stock purchase plans of Purchaser, and (iii) there has been no dividend or other distribution with respect to Purchaser's capital stock or any change in the rights or any reclassification, combination, split, subdivision, redemption, or other purchase or other acquisition by Purchaser of any of Purchaser's capital stock.

        6.1.7 VOTE REQUIRED. No vote of the holders of any class or series of capital stock of Purchaser is necessary to approve the issuance of the Consideration Shares pursuant to this Agreement or any other transaction contemplated by this Agreement or the Ancillary Agreements.

        6.1.8 FORM S-3 ELIGIBILITY. Purchaser is eligible to register the Consideration Shares for resale by Seller using Form S-3 promulgated under the Securities Act.

        6.1.9 LISTING AND MAINTENANCE REQUIREMENTS. Since January 1, 2004, Purchaser has been in compliance with all listing and maintenance requirements for the NNM.

        6.1.10 BOARD APPROVAL. The Board of Directors of Purchaser (i) has determined that the Purchase Price for the Assets and the Inventory in the form of the Consideration Shares is fair to Purchaser and its stockholders and (ii) has approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

        6.1.11 BANKRUPTCY OR JUDICIAL COMPOSITION PROCEEDINGS. As of the Closing Date, no bankruptcy or judicial composition proceedings concerning Purchaser or any subsidiary of Purchaser have been applied for and, to the Best Knowledge of Purchaser, no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings under mandatory law and, to the Best Knowledge of Purchaser, no circumstances exist pursuant to any applicable bankruptcy laws which could justify the voidance of this Agreement or any of the Ancillary Agreements.

        6.1.12 ENTERPRISE AGREEMENTS. As of the Closing Date, neither Purchaser nor any of Purchaser's subsidiaries are a party to an enterprise agreement within the meaning of Sections 291 and 292 German Stock Corporation Act (AktG) or comparable agreements under other jurisdictions.

        6.1.13 PURCHASER INTELLECTUAL PROPERTY RIGHTS. None of the intellectual property rights that are material to the conduct of Purchaser's business as currently conducted (herein collectively "PURCHASER MATERIAL INTELLECTUAL PROPERTY RIGHTS") are subject to any pending or, to the Best Knowledge of Purchaser, threatened proceedings for opposition or cancellation, revocation and/or invalidity or any legal proceedings otherwise challenging the use of any Purchaser Material Property Rights in Purchaser's business. There are no contractual restrictions materially affecting Purchaser's and its subsidiaries' use of the Purchaser Material Intellectual Property Rights in Purchaser's business. To the Best Knowledge of Purchaser, none of the Purchaser Material Intellectual Property Rights infringe any third party's rights if used in a manner consistent with past practice prior to the Closing Date. To the Best Knowledge of Purchaser and except as disclosed in the SEC Reports, the Purchaser Material Intellectual Property Rights constitute all intellectual property rights required to operate the business of Purchaser in the manner in which it is being operated as of the date hereof and will be operated through the Closing Date.

        6.1.14 INSURANCE. Purchaser and its subsidiaries maintain in full force and effect policies of insurance for their own benefit against property damage, liability (Haftpflicht), including product liability, and other usually insured business risks except for such insurance the lack of which would not reasonably be expected to have a Purchaser Material Adverse Effect.

        6.1.15 PURCHASER MATERIAL ASSETS. Purchaser and its subsidiaries hold good title to all material fixed assets (Anlagevermogen) which are reflected as being owned by them in Purchaser's and its subsidiaries books and records (herein collectively "PURCHASER MATERIAL ASSETS"). To the Best Knowledge of Purchaser, the Purchaser Material Assets are not charged with any rights of third parties except for (i) customary rights of retention of title (handelsubliche Eigentumsvorbehalte), liens, pledges or other security rights in favour of suppliers, mechanics, workers, landlords, carriers and the like; (ii) security rights granted to banks and other financial institutions in respect of debt reflected in the financial statements of Purchaser or Purchaser's Affiliates; (iii) statutory security rights in favour of tax authorities or other governmental entities; and
                (iv) liens, mortgages or encumbrances (Belastungen) or other third party rights other than rights which would not reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser Material Assets are in a reasonably useable condition, except for regular needs for maintenance and repair, in order to continue the Purchaser's business substantially in the same fashion and manner as conducted as of the date of the Original Agreement.

        6.1.16 PURCHASER PERMITS. To the Best Knowledge of Purchaser, Purchaser and its subsidiaries are in possession of all governmental approvals, licenses and permits required under public law for the conduct of the business of Purchaser, in particular in the areas of emission laws, safety laws and construction laws, as necessary to operate the business as it was being conducted as of the date of the Original Agreement and which are material for the business of Purchaser (herein collectively "PURCHASER PERMITS"). To the Best Knowledge of Purchaser, (i) the Purchaser Permits have not been withdrawn or revoked and (ii) there is no pending threat that the Purchaser Permits will be withdrawn or revoked. To the Best Knowledge of Purchaser, no circumstances exist which would reasonably be expected to result in, as a consequence of the implementation of this Agreement, (i) a withdrawal, revocation or limitation of the Purchaser Permits or
                (ii) the imposition of material conditions to the Purchaser Permits.

        6.1.17 LITIGATION. There are (i) no court or administrative proceedings, including arbitration proceedings or, to the Best Knowledge of Purchaser, investigations by administrative authorities pending or, to the Best Knowledge of Purchaser, threatened involving the business of Purchaser or its Affiliates either as plaintiff or defendant having a litigation value (Streitwert) exceeding USD 250,000.00 in the individual case or which in any manner seek to prevent, materially enjoin, alter or delay the transactions contemplated herein and (ii) no product liability claims pending or, to the Best Knowledge of Purchaser, threatened against the business of Purchaser or its Affiliates with a value in dispute exceeding USD 1,000,000.00 in the individual case, in each case except as disclosed in the SEC Reports.

        6.1.18 EMPLOYMENT MATTERS. Purchaser and its subsidiaries have conducted their businesses in accordance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours and non discrimination in employment, except where such failure would not have a Purchaser Material Adverse Effect. With respect to any employee benefit plan (as defined in the United States Employee Retirement Income Security Act of 1974, as amended (ERISA)) or any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plan, written or otherwise, for the benefit of, or relating to, any current or former United States employee of Purchaser or any of its subsidiaries, individually and in the aggregate, there are no funded benefit obligations for which contributions have not properly been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with US GAAP on the financial statements of Purchaser, that could reasonably be expected to have a Purchaser Material Adverse Effect. With respect to any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plan, written or otherwise, for the benefit of, or relating to, any current or former employee of Purchaser or any of its subsidiaries outside the United States, each such plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory and regulatory laws that are applicable to such plan and no such plan has unfunded liabilities that will not be offset by insurance or fully accrued or that could reasonably be expected to have a Purchaser Material Adverse Effect.

        6.1.19 ENVIRONMENTAL MATTERS. To the Best Knowledge of Purchaser, there are no existing environmental conditions which could reasonably be expected to result in an environmental liability of Purchaser or its Affiliates which could reasonably be expected to have a Purchaser Material Adverse Effect.

        6.1.20 TAXES AND SOCIAL SECURITY. Purchaser and its subsidiaries have timely paid and discharged all taxes and social security contributions when due and timely and accurately filed all tax returns, and all other returns, reports and notifications required to be filed in accordance with applicable tax or social security laws and regulations. To the extent taxes or social security contributions were not due at the end of any fiscal year of Purchaser, sufficient reserves (Ruckstellungen) have been made in the balance sheets in the respective annual accounts. Other than in the course of an ordinary tax audit, no proceeding has been initiated or indicated to be initiated by any tax or other authority against Purchaser or its Affiliates in connection with their obligation to pay taxes or social security contributions.

6.2 All Exhibits referred to in this Section 6 are collectively referred to as the "PURCHASER DISCLOSURE SCHEDULES". For the avoidance of doubt, any fact or item referenced in or disclosed in a specific Purchaser Disclosure Schedule or in an SEC Report, shall be deemed to be disclosed also with respect to any other Purchaser Guarantee whether or not a cross-reference appears, if the relevance of such disclosed fact or item under any other Purchaser Disclosure Schedule is reasonably apparent. Purchaser does not give or assume any guarantees other than those set forth in this Section 6 and none of the Purchaser's Guarantees shall be construed as a guarantee or representation with respect to the quality of the Consideration Shares within the meaning of Sections 276 (1), 443 German Civil Code (Garantie fur die Beschaffenheit der Sache).

6.3 For the purpose of this Agreement, "BEST KNOWLEDGE OF PURCHASER" shall mean the actual knowledge (positive Kenntnis) of any of the executive officers of Purchaser serving as of the date hereof as disclosed in the SEC Reports.

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                                       28

7.      REMEDIES

7.1 In the event of any breach or non-fulfilment by Infineon of any of Infineon's Guarantees or Infineon's Covenants contained in this Agreement, Infineon shall be liable for putting Purchaser into the same position that it would have been in if the Infineon's Guarantees or Infineon's covenants contained in this Agreement had been correct or had not been breached (Naturalrestitution), or, at the election of Infineon, to pay damages for non-performance (kleiner Schadenersatz). For purposes of determining the liability of Infineon under this Agreement, only the actual losses incurred by Purchaser shall be taken into account, excluding any consequential damages (Folgeschaden), potential or actual reduction (Minderung) in value of the Assets, lost profits (entgangener Gewinn), and any internal costs and expenses incurred by Purchaser (herein "LOSSES"). If and to the extent indemnification for any Loss is paid to Purchaser, such payments shall be treated as a reduction of the Purchase Price as between the Parties.

7.2 In the event of any breach or non-fulfilment by Infineon of any of Infineon's Guarantees or Covenants contained in this Agreement (herein "PURCHASER CLAIM"), Purchaser will give Infineon written notice of such breach or non-fulfilment containing a detailed description of the alleged event giving rise to a Purchaser Claim, with such notice stating the nature thereof and the amount involved, to the extent that such amount has been determined at the time when such notice is given, (herein "CLAIM NOTICE"). Any Claim Notice must be made within three months after Purchaser becomes aware of the (alleged) event giving rise to a liability. Any failure to make a Claim Notice promptly shall lead to an exclusion of Infineon's liability for the respective event, unless Infineon is not prejudiced by such delay. Without prejudice to the validity of the Purchaser Claim or alleged claim in question, Purchaser shall allow Infineon and its accountants and its professional advisors to investigate the matter or circumstance alleged to give rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such Purchaser Claim and, for such purpose, Purchaser shall give, subject to being paid its reasonable out-of-pocket costs and expenses, such information and assistance, including access to Purchaser's premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records, as Infineon or its accountants or professional advisors may reasonably request. The preceding sentence shall, for the avoidance of doubt, also apply in case any arbitration or court proceedings are pending between the Parties.

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                                       29

7.3 Infineon shall not be liable for, and Purchaser shall not be entitled to bring any Purchaser Claim or any other claim under or in connection with this Agreement if and to the extent that:

        7.3.1 the amount of the Purchaser Claim is or could have been recovered from a third party or under an insurance policy in force on the Effective Date;

        7.3.2 the payment or settlement of any item giving rise to a Purchaser Claim results in a tax benefit to Purchaser;

        7.3.3 the Purchaser Claim results from a failure of Purchaser to mitigate damages pursuant to Section 254 of the German Civil Code;

        7.3.4 the matter to which the Purchaser Claim relates was explicitly disclosed to Purchaser during its review of the FO Business Unit under commercial, technical, organizational, financial, environmental and legal aspects; without limiting the generality of the foregoing, Purchaser shall be deemed to have knowledge of all matters explicitly disclosed to it in (i) the Information Memorandum relating to the FO Business Unit prepared by Citigroup, dated January 2004, (ii) the written answers to information requests of Purchaser, (iii) the contents of the written management presentation on 18 February 2004, (iv) the contents of the documents disclosed in the general and protected data rooms for the FO Business Unit, two identical copies of which will be set aside and preserved for purposes of providing evidence for a period of three (3) years after the Closing Date at the offices of the Parties' external counsel, (v) any information disclosed in the Original Agreement or the Restated Original Agreement, in each case including all Schedules, Exhibits or other attachments thereto as well as ancillary agreements thereto and (vi) all other information provided to Purchaser in writing or by e-mail since the signing of the Original Agreement;

        7.3.5 the Purchaser Claim results from or is increased by the passing of, or any change in, after the Signing Date, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of taxes or any imposition of taxes or any withdrawal or relief from taxes not actually (or prospectively) in effect at the Signing Date; and

        7.3.6 the procedures set forth in Section 7.5 were not observed by Purchaser unless Infineon was not prejudiced by the non-compliance with such procedures.

7.4 Infineon shall not be liable for any Purchaser Claim if and to the extent Purchaser has caused (verursacht oder mitverursacht) such Purchaser Claim after the Closing. When calculating the amount of the liability of Infineon under this Agreement all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and Infineon shall not be liable under this Agreement in any respect of any Purchaser Claim for any Losses suffered by Purchaser to the extent of any corresponding savings by or net benefit to Purchaser arising therefrom.

7.5 If (i) an order of any governmental authority is issued or threatened to be issued against Purchaser in relation to the Assets or (ii) Purchaser is sued or threatened to be sued by a third party, including without limitation any government agencies in relation to the Assets (herein "THIRD PARTY CLAIM"), Purchaser shall give Infineon prompt notice of such Third Party Claim. Purchaser shall ensure that Infineon shall be provided with all materials, information and assistance relevant in relation to the Third Party Claim, be given reasonable opportunity to comment or discuss with Purchaser any measures which Infineon proposes to take or to omit in connection with a Third Party Claim, and in particular Infineon shall be given an opportunity to comment on, participate in, and review any reports and all relevant tax and social security audits or other measures and receive without undue delay copies of all relevant orders (Bescheide) of any authority. No admission of liability shall be made by or on behalf of Purchaser and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of Infineon. Further, Infineon shall be entitled at its own discretion to take such action (or cause the Purchaser to take such action) as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties) in the name of and on behalf of the Purchaser and the Purchaser will give to Infineon or it's professional advisors, subject to them being paid all reasonable out-of-pocket costs and expenses, all such information and assistance, as described above, including access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as Infineon or its professional advisors may reasonably request. Infineon agrees to use all such information confidentially only for such purpose. To the extent that Infineon is in breach of an Infineon's Guarantee or covenant, all costs and expenses reasonably incurred by Infineon in defending such Third Party Claim shall be borne by Infineon; if it turns out that Infineon was not in breach, any costs and expenses reasonably incurred by them in connection with the defense shall be borne by Purchaser.

7.6 Sections 7.1 through 7.5 shall apply mutatis mutandis to the remedies, if any, of Purchaser under the Ancillary Agreements.

7.7     Infineon may settle any Purchaser Claim (at Infineon's option) by either
        (i) wire transfer by Infineon of immediately available funds into Purchaser's Account or (ii) the return by Infineon to Purchaser of such number of Consideration Shares determined by dividing the amount of the respective Purchaser's Claim by the Share Price.

7.8 In the event of any breach or non-fulfilment by Purchaser of Purchaser's Guarantees under Sections 6.1.5 or 6.1.14 through 6.1.20 Purchaser shall pay damages for non-performance (kleiner Schadenersatz) to Infineon in the amount of the respective Losses of Purchaser multiplied by the percentage of the shareholding of Infineon in Purchaser acquired on the Closing Date. The respective payment shall be treated as an increase of the Purchase Price as between the Parties. Other than that, Sections 7.1 through 7.5 and 7.7 shall apply mutatis mutandis to any breach or non-fulfilment of (i) any Purchaser's Guarantee or (ii) any Purchaser's covenants under this Agreement.

8.      INFINEON'S COVENANTS

8.1 After the Closing, Infineon shall permit Purchaser at its own cost to have reasonable access to such of the books, records and files of Infineon or Sellers that do not constitute Assets or are not transferred together with the Assets but are relevant for the Products, if (i) such access is reasonably necessary for use in financial reporting, tax return preparation, or tax compliance matters and (ii) Infineon has no legitimate interest not to disclose such books, records and files. Infineon shall reasonably assist Purchaser, upon Purchaser's reasonable request and against reimbursement of any cost incurred thereby, if Purchaser reasonably needs any information not included in the Assets or transferred together with Assets for use in financial reporting, tax return, preparation or tax compliance matters. Without limiting the generality of the foregoing, Infineon will provide or make available to Purchaser all financial and accounting records not included in the Assets that shall reasonably be requested by Purchaser if such records are reasonably necessary for the purpose of preparing financial statements of the Purchaser for any period, or as of any date, prior to the

        Closing Date, to the extent such financial statements are required by US GAAP or by the applicable rules and regulations of the SEC.

8.2 As soon as practicable after the Closing Date, Purchaser will notify Infineon in writing of any financial statements of the Transceiver Business for any period, or as of any date, prior to the Closing Date, that are required by the applicable rules and regulations of the SEC to be included on Form 8-K to be filed by Purchaser in connection with the transactions contemplated by this Agreement (the "TRANSCEIVER BUSINESS FINANCIAL STATEMENTS"). Immediately after receipt of such notice Seller will prepare or cause to be prepared and use its reasonable efforts to cause to be audited and certified by Infineon's independent auditor the Transceiver Business Financial Statements, to the extent required by the rules and regulations of the SEC.

8.3 Infineon shall procure that IFFO GmbH and Trutnov shall upon request by Purchaser, continue to produce Products using the Assets (originally owned by IFFO GmbH and Trutnov) in accordance with the terms of the Interim Supply Agreement until Purchaser relocates such Assets or the Interim Supply Agreement expires. From the Closing Date, Purchaser shall procure adequate insurance coverage for the Assets originally owned by IFFO GmbH and Trutnov and the production process until such time when the Assets are relocated.

8.4 Infineon will, upon request by Purchaser, execute or procure the execution of all additional documents or instruments as may reasonably be required to transfer the Assets and the Inventory to Purchaser in accordance with this Agreement and otherwise to give effect to the transactions contemplated in this Agreement.

8.5 Following the Closing, Infineon shall use its reasonable efforts, coordinated by the managing directors of IFFO GmbH and Trutnov, to support the effective transfer of the Assets and the transition of the Transceiver Business to Purchaser, including, without limitation, the following:

        (i) Infineon will grant Purchaser access to the facilities and personnel of Infineon and Sellers, during normal business hours and with reasonable advance notice, as reasonably required to transfer the Assets to Purchaser, to implement manufacturing of the Products at Purchaser's facilities and to carry on research and development projects in process as of the Closing Date, among other things Infineon will cooperate with Purchaser in arranging extended visits to Infineon's engineering facilities by a reasonable number of Purchaser's management and technical employees.

        (ii) Infineon will use reasonable efforts to assist Purchaser in establishing relationships with customers, suppliers, contractors and other third parties with whom Infineon and or any of the Sellers have had dealings related to the Transceiver Business.


        (iii) Infineon will keep Purchaser generally informed of its intentions with respect to the termination of employees of the FO Business Unit engaged in the Transceiver Business in order to facilitate any offers of employment that Purchaser may wish to make to such employee.

        (iv) Infineon will base its purchase of raw materials on past practice as well as on the forecasts and orders of Purchaser and will, in case of deviations, consult with Purchaser.

        (iv) Infineon will not terminate with effect before June 30, 2005 up to 40 employees of the FO Business Unit located in Berlin and Munich to be identified by Purchaser by written notice delivered to Infineon on or before February 15, 2005 (herein "IDENTIFIED EMPLOYEES"). At Purchaser's request, Infineon will not terminate any of the Identified Employees with effect before September 30, 2005 (but will in any event be free to terminate any of the Identified Employees with effect after September 30, 2005). Infineon will pay all salaries and other compensation and benefits of such Identified Employees through June 30, 2005 or such earlier date as Infineon and Purchaser may agree, but will not make any severance payment or pay any retention-related bonus to any such Identified Employees until such date as Infineon is free to terminate such employment as provided in this Section. Purchaser will pay the base salaries of the Identified Employees for periods of employment after June 30, 2005. In addition, Infineon agrees that Finisar may, at its election but coordinated with Infineon, provide incentives to some or all of such retained employees to facilitate the transfer of Assets, completion of projects and implementation of manufacturing at Purchaser's facilities. Infineon will make such incentive payments on behalf of Finisar provided that Finisar provides the necessary funds to Infineon. Under no circumstances shall Purchaser be liable for any other compensation or benefits payable to any of such Identified Employees, including without limitation severance payments.

9.      EXPIRATION / LIMITATION OF PURCHASER'S CLAIMS

9.1 All claims of Purchaser arising under this Agreement (other than claims related to the breach of Covenants of Infineon to be performed after the Closing Date) shall be time-barred on December 31, 2005. Exempted herefrom are all claims of Purchaser arising as a result of wilful or intentional breaches of Infineon's Guarantees or obligations under this Agreement which shall be time barred in accordance with the statutory rules in Sections 195, 199 German Civil Code (herein "TIME Limitations").

9.2 The expiry period for any claims of Purchaser under this Agreement shall be tolled (gehemmt) pursuant to Section 209 German Civil Code by any timely notification of Infineon pursuant to Section 7.2 above, provided that Purchaser commences judicial proceedings within three (3) months after the expiry of the relevant Time Limitations. Section 203 German Civil Code shall not apply, unless the Parties agree in writing that the expiry period shall be tolled on the basis of pending settlement negotiations. This Section 9.2 shall apply mutatis mutandis to all claims of Infineon arising under Sections 6 and 7.8.

9.3 Except as explicitly provided otherwise in this Agreement or the Ancillary Agreements, no liability shall attach to Infineon or any Seller under this Agreement or any of the Ancillary Agreements where the individual claim is less than EUR 100,000.00 (in words: Euro one hundred thousand) (herein "DE MINIMIS CLAIMS") and until the aggregate amount of claims (excluding the De Minimis Claims) is more than EUR 1,000,000.00 (in words: Euro one million) (Freibetrag) (herein "DEDUCTIBLE"). If the aggregate liability of Infineon and the Sellers under this Agreement (including, for the avoidance of doubt, any liability of Infineon or any Seller under the Ancillary Agreements) is greater than EUR 1,000,000.00 (in words: Euro one million) the liability of Infineon and the Sellers shall be the excess above EUR 1,000,000.00 (in words: EURO one million) subject to the other provisions of this Section 9.

9.4 The aggregate liability of Infineon and the Sellers under this Agreement (including, for the avoidance of doubt, any liability of Infineon or any Sellers under the Ancillary Agreements), shall not exceed twenty percent (20 %) of the Purchase Price (herein "LIABILITY CAP").

9.5 The limitation of liabilities under Section 9.3 and Section 9.4 shall not apply if the respective Purchaser Claim is based on intentional behaviour of Infineon. The limitation of liabilities under Section 9.3 does not apply if the Purchaser Claim is based on a breach of a Covenant of Infineon.

9.6 The Parties are in agreement that the remedies that Purchaser may have against Infineon or any Seller for breach of obligations set forth in this Agreement or any of the Ancillary Agreements are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to Purchaser. Apart from the rights of Purchaser under Section 4.2,
        Section 7 and Section 9 above (i) any right of Purchaser to withdraw (zurucktreten) from this Agreement or to require the winding up of the transaction contemplated hereunder (e.g. by way of gro(beta)er Schadenersatz or Schadenersatz statt der Leistung), (ii) any claims for breach of pre-contractual obligations (culpa in contrahendo, including, but not limited to, claims arising under Sections 280 I, 241 (2), 311
        (2) (3) German Civil Code) or ancillary obligations (positive Forderungsverletzung, including, but not limited to, claims arising under Sections 280, 241 II, 282 German Civil Code), (iii) frustration of contract pursuant to Section 313 German Civil Code (Storung der Geschaftsgrundlage), (iv) all remedies of Purchaser for defects of the Assets under Sections 437 through 441 German Civil Code and (v) any and all other statutory rights and remedies, if any, are hereby expressly excluded and waived (verzichtet) by Purchaser, except claims for willful deceit (arglistige Tauschung) and other intentional breaches of contract (vorsatzliche Vertragsverletzungen). All rights of Seller pursuant to sections 377 HGB and 442 BGB, except for the purposes of Section 7.3.3 above, are excluded.

        The Parties are in agreement that Infineon's Guarantees are only designed for the specific remedies of Purchaser set forth in Section 7 above and the restrictions contained in this Section 9 and that Infineon's Guarantees shall not serve to provide Purchaser with any other claims than those set forth in this Agreement. The Parties are further in agreement that Section 444 German Civil Code shall not apply to any of the provisions on liability in this Agreement because Infineon has only given independent guarantees, but no representations with respect to the quality of the Assets (Garantie fur die Beschaffenheit der Sache) within the meaning of Section 444 German Civil Code.

9.7 This Section 9 shall also apply to any claims of Purchaser, if any, under the Ancillary Agreements.

9.8     With respect to claims of Infineon arising under Sections 6 or 7.8, this
        Section 9 shall apply mutatis mutandis.

10.     PURCHASER'S COVENANTS

10.1 Purchaser undertakes and covenants that as soon as practicable after the Closing Date, but in no event later than 6 (six) months after the Closing Date Purchaser (i) shall remove or cause to be removed from the Assets (other than inventory run-off in the ordinary course of business up to 12 (twelve) months after the Closing Date), names, marks and identifications heretofore used by Infineon or its Affiliates and all variations and derivates thereof and logos relating thereto to the extent they include the word "Infineon" or any derivation thereof or combination therewith and (ii) will no longer produce any marketing materials using the name "Infineon" or any derivation thereof or combination therewith and (iii) cease using the name "Infineon" in any way in its business activities.

10.2 Purchaser undertakes and covenants that after the Closing Date it shall provide support to Infineon and Sellers as reasonably required to deal with any warranty or similar claims relating to Products produced and shipped under the responsibility of Infineon before the Closing Date. Such support shall include, without limitation, the sale of Products to the extent requested by Infineon. Such Products shall be provided to Infineon either at Purchaser's then current manufacturing cost or, if supplied to Purchaser by IFFO GmbH under the Berlin Transceiver Supply Agreement or by Trutnov under the Transceiver Supply Agreement, at Purchaser's cost, in either case plus three percent (3 %).

10.3 Purchaser will, upon request by Infineon, execute or procure the execution of all additional documents or instruments as may reasonably be required to give effect to the transactions contemplated in this Agreement.

11.     PURCHASER'S INDEMNITY

        If Infineon or any of its Affiliates are held liable for any liability arising in connection with the Assets by a third party, then Purchaser shall indemnify and hold harmless Infineon in respect of the relevant liability, unless Purchaser has the right to claim indemnification from Infineon in respect of the relevant liability under the terms of this Agreement. Purchaser shall in particular indemnify and hold harmless Infineon and its Affiliates and their respective officers, directors, employees and agents against any and all liability, loss, damage or injury, together with all reasonable out-of-pocket costs and expenses relating thereto, including reasonable legal fees, expenses and disbursements, arising out of, connected with, or resulting from any such third party claim. Section 7.5 shall apply mutatis mutandis.

E.      MISCELLANEOUS

12.     NON-COMPETE UNDERTAKING, SOLICITATION OF EMPLOYEES

12.1 Infineon agrees to not directly or indirectly, manufacture, develop or sell any products similar to or derivative of the Products as of the Closing Date (herein "RESTRICTED ACTIVITIES"), for three (3) years from the Closing Date.

12.2 Nothing in Section 12.1 shall prevent Infineon during the three (3) year period specified in Section 12.1 above from

        - holding, directly and indirectly, ownership of an equity interest not greater than 20 % in an entity engaged in the Restricted Activities;

        - from acquiring, directly or indirectly, shares in, or the assets or undertaking of, any entity which carries on Restricted Activities, provided (i) that such Restricted Activities do not constitute the principal activities of the entity or business acquired (the Restricted Activities shall constitute the principal activities of an entity or business acquired if during the four (4) consecutive calendar quarters prior to the acquisition of the entity or business such activities contributed more than 50 % of the total sales of the entity or business acquired) (herein "COMPETING BUSINESS"), and (ii) that Infineon shall cease to carry on, or to have such Competing Business cease carrying on, the Restricted Activities within one
                (1) year from completion of the relevant acquisition, unless (a) the Competing Business or interest therein was acquired by Infineon as part of a larger acquisition and the value properly attributable to the Restricted Activities did not at the date of acquisition amount to more than 20 % of the value of such larger acquisition taken as a whole; or (b) the revenues of the Competing Business during four (4) consecutive calendar quarters prior to the acquisition were less than 50 % of the revenues of Purchaser in the corresponding period, and

        - fulfilling purchase orders transferred under this Agreement with economic effect for Purchase in accordance with the Asset Transfer Agreements.

12.3 The Parties are in agreement that Purchaser may offer permanent job opportunities to employees of the FO Business Unit. Purchaser hereby undertakes to notify Infineon about any such offer within nine (9)) months after the Closing Date and the terms and conditions included in such offer.

13.     COMPONENT AND SUBASSEMBLY SUPPLY AGREEMENT

        Purchaser and Infineon shall conclude, promptly following the Closing Date, a supply agreement or agreements pursuant to which Infineon will supply to Purchaser integrated circuit components (herein "ICS"), 1310 nm DFB lasers manufactured at Infineon's Munich facility (herein "OPTO CHIPS"), micromodules, including lasers on sub-mounts (herein "MICROMODULES"), optical subassemblies, including TOs, (herein "OSAS") and certain other components, if any, used in the manufacture of the Products following the Closing Date (herein, collectively, the "COMPONENT AND SUBASSEMBLY SUPPLY AGREEMENT"). The Component and Subassembly Supply Agreement shall have the following principal terms, and such other reasonable terms and conditions upon which the Parties shall agree:

        13.1.1  ICs

                (a) The ICs to be supplied and the per unit prices for such ICs shall be as set forth on Exhibit 13.1.1.

                (b) Purchaser shall be entitled to place orders for quantities of ICs sufficient to meet its forecasted requirements for three (3) years following the Closing Date.

                (c) Payment terms for the ICs shall be forty-five (45) days from the date of invoice.

                (d) Purchase orders shall be submitted at least twelve (12) weeks in advance of the required delivery date and may be submitted at any time through September 30, 2005, with the last scheduled delivery date on or before March 31, 2006.

                (e) Finisar will, within a reasonable period after the Closing Date, provide non-binding forecasts of its expected IC requirements on a rolling three-month basis up to the last delivery date.

        13.1.2  Opto Chips

                (a) The per unit purchase price for the Opto chips shall be Infineon's standard cost plus three percent (3 %).

                (b) Purchaser shall be entitled to place orders for one year's forecasted demand for Opto chips relating to the one (1) year following the termination of Infineon's supply obligation, to be shipped to Purchaser or to Infineon for the manufacture of Micromodules.

                (c)     Payment terms for the Opto chips shall be forty-five
                        (45) days from the date of invoice.

                (d) An initial purchase order for Opto chips shall be placed on or before February 15, 2005. Thereafter, purchaser orders shall be submitted at least thirty (30) days prior to the required delivery date and may be submitted at any time through April 30, 2005, with the last scheduled delivery date on or before June 30, 2005.

        13.1.3  Micromodules

                (a) The per unit purchase price for the Micromodules shall be Infineon's standard cost plus three percent (3 %).

                (b)     Purchaser shall be entitled to place orders for three
                        (3) years' forecasted demand for Micromodules relating to the three (3) years following the Closing Date.

                (c)     Payment terms for the Micromodules shall be forty-five
                        (45) days from the date of invoice.

                (d) Purchase orders shall be submitted at last thirty (30) days prior to the required delivery date and may be submitted at any time through May 31, 2005, with the last scheduled delivery date on or before September 30, 2005.

        13.1.4  OSAs

                (a) The per unit purchase price for the OSAs shall be Infineon's standard cost plus three percent (3 %).

                (b)     Purchaser shall be entitled to place orders for three
                        (3) years' forecasted demand for OSAs relating to the three (3) years following the Closing Date.

                (c) Payment terms for the OSAs shall be forty-five (45) days from the date of invoice.

                (d) Purchaser orders shall be submitted at last thirty (30) days prior to the required delivery date and may be submitted at any time through

                        September 30, 2005, with the last scheduled delivery date on or before December 31, 2005.

        13.1.5  Other Components

                (a) It is understood that there are no components currently manufactured by Infineon or its Affiliates for internal use in the manufacture of Products other than those described in Sections 13.1.1 through 13.1.4. However, if the Parties identify any such components Infineon will supply to Purchaser, in reasonable quantities, any such components following the Closing Date until alternative sources of supply of such components can be secured by Purchaser, or until Infineon ceases to have the capacity to manufacture such components, whichever first occurs.

                (b) The per unit purchase price for such components shall be Infineon's standard cost plus three percent (3 %).

        13.1.6 Should Infineon change its current plans and defer the termination of operations at any of its facilities, so that it maintains the capacity to manufacture and supply any of the foregoing components or subassemblies for periods longer than contemplated by the foregoing provisions, Infineon will negotiate in good faith with Purchaser to extend the applicable supply periods.

14.     RESTRICTION OF ANNOUNCEMENT / COOPERATION / CONFIDENTIALITY

14.1 Each of the Parties undertakes that prior to the Closing Date it will not make an announcement in connection with this Agreement unless required by applicable mandatory law or share exchange regulations or unless the other Party hereto has given its consent to such announcement, including the form of such announcement, which consents may not be unreasonably withheld and may be subject to conditions. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable mandatory laws, in particular any applicable share exchange rules, the Party being concerned shall not disclose any such information without prior consultation with the other Parties. The Parties agree that on the Signing Date the Parties will publish a joint press release substantially in the form as attached as Exhibit 14.1 to this Agreement, Infineon may publish an "ad hoc"-publication according to Section 15 of the German Securities Exchange Act (Wertpapierhandelsgesetz - WpHG) and Purchaser may publish a report on Form 8-K with the SEC which shall be provided to Infineon for its review prior to filing.

14.2 Upon and after the Closing Date, Infineon and Purchaser shall each use their best efforts to execute and deliver or procure to be done, executed and delivered all such further acts, deeds, documents, instruments of conveyance, assignment and transfer that may be reasonably necessary to implement the terms of this Agreement.

14.3 The Parties understand and agree that all Proprietary Information (as defined in Section 14.5 below) shall be treated as confidential. The receiving Party shall use the same degree of care as it uses with regard to its own Proprietary Information to prevent disclosure, use or publication of the disclosing Party's Proprietary Information. Proprietary Information of the originating Party shall be held confidential by the receiving Party above unless it is, has been or shall be:

        14.3.1 obtained legally and freely from a third party without restriction;

        14.3.2 independently developed by the receiving Party at a prior time or in a separate and distinct manner without benefit of any of the Proprietary Information of the disclosing Party, and documented to be as such;

        14.3.3 made available by the disclosing Party for general release independent of the receiving Party;

        14.3.4 within the public domain or later becomes part of the public domain as a result of acts by someone other than the receiving Party and through no fault or wrongful act of the receiving Party.

14.4 A receiving Party may disclose Proprietary Information of a disclosing Party to directors, officers, employees and advisors of the receiving Party or its Affiliates who have undertaken in writing to keep Proprietary Information disclosed hereunder confidential or are subject to professional confidentiality obligations. Any disclosure hereof required by legal process pursuant to this Section shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. Violation by a Party, its directors, officers, employees or its advisors of the foregoing provisions shall entitle the disclosing Party, at its option, to obtain injunctive relief without a showing of irreparable harm or injury. The provisions of this Section will be effective for a period of two (2) years after the Closing Date.

14.5 "PROPRIETARY INFORMATION" shall mean the information created, transferred, recorded or employed as part of, or otherwise resulting from the activities undertaken pursuant to this Agreement or the Disclosure Schedules and Exhibits hereto which constitutes the confidential, proprietary or trade secret information of the disclosing Party as well as the terms and conditions of this Agreement. Such information may be of, but not limited to, a business, organizational, technical, financial, marketing, operational, regulatory or sales nature and shall include, without limitation, any and all source codes and information relating to services, methods of operation, price lists, customer lists, technology, designs, specifications or other proprietary information of the business or affairs of a Party or its Affiliates. Proprietary Information may either be in a written or an oral form.

15.     NOTICES

        All notices and other communications hereunder shall be made in writing and shall be delivered or sent by registered mail, courier or telefax to the addresses below or to such other addresses which may be specified by any Party to the other Party in the future by notice delivered in such manner:

        If to Infineon or a Seller:

        Infineon Technologies AG
        Legal Department
        Postfach 80 09 49
        81609 Munchen
        Germany
        Telefax: +49 89 234 24 108

        with a copy to:

        Freshfields Bruckhaus Deringer
        Dr. Ferdinand Fromholzer
        Prannerstra(beta)e 10
        80333 Munchen
        Germany
        Telefax: +49 89 20 70 21 00

        If to Purchaser:

        Finisar Corporation

        1308 Moffett Park Drive
        Sunnyvale, CA 94089
        U.S.A.
        Attention: Chief Executive Officer
        Telefax: +1 (408) 543-1000

        with a copy to:

        DLA Piper Rudnick Gray Cary US LLP
        2000 University Avenue
        East Palo Alto, CA 94303-2248
        U.S.A.
        Attention: Dennis C. Sullivan, Esq.
        Telefax: +1 (650) 833-2001

        and

        Taylor Wessing
        Konigsallee 92a
        40212 Dusseldorf
        Germany
        Attention: Dr. Peter Hellich
        Telefax: +49 (0) 211 8387-100

16.     MISCELLANEOUS

16.1 All expenses, costs, fees and charges in connection with the transactions contemplated under this Agreement, including without limitation, fees for legal and financial advisory services, shall be borne by the Party commissioning the respective costs, fees and charges. Purchaser shall be responsible for the payment of any sales, transfer or stamp taxes, or other similar charges, payable by reason of the transactions contemplated by this Agreement.

16.2 Effective upon the Closing, Purchaser hereby irrevocably and unconditionally waives any and all claims against Infineon and its Affiliates for the alleged infringement by Infineon and/or its Affiliates of Purchaser's patents by the FO Business Unit prior to the Closing Date.

16.3 All Exhibits and Disclosure Schedules to this Agreement constitute an integral part of this Agreement and are incorporated herein by reference.

16.4 This Agreement and the Ancillary Agreements, the Exhibits and Disclosure Schedules to this Agreement above comprise the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written declarations of intention made by the Parties in connection with the contractual negotiations. In particular, simultaneously with the execution of this Agreement, the Parties will execute the Termination Agreement attached hereto as Exhibit 16.4 for the purpose of terminating to the extent not previously terminated, (i) the Restated Original Agreement and (ii) all ancillary agreements entered into in connection with the Original Agreement and the Restated Original Agreement, including without limitation the Stockholder Agreement, Registration Rights Agreement and Voting Agreements referred to therein. Changes or amendments to this Agreement (including this Section 16.4) must be made in writing by the Parties or in any other legally required form, if so required.

16.5 In consideration of the execution of this Agreement, subject to the completion of the Closing, the Parties agree as follows:

        16.5.1 Infineon shall, and shall procure that each Seller shall, on behalf of itself and each of its respective officers, directors, employees, agents, affiliates, successors and assigns (herein, collectively, "SELLER PARTIES") hereby fully release and discharge Buyer and each of its officers, directors, employees, agents, affiliates, successors and assigns (herein, collectively, "PURCHASER PARTIES") from any and all claims, actions and causes of action, whether now known or unknown, suspected or unsuspected that any of the Seller Parties has, had or may have against any of the Buyer Parties based upon or arising out of or in connection with any matter, fact, act or omission whatsoever that occurred or existed at any time up to and including the date of this Agreement and relating to or arising from the Original Agreement, the Restated Original Agreement, any ancillary agreement entered into in connection therewith or the transactions contemplated thereby, including, without limitation, any and all claims relating to Purchaser's performance or non-performance of any of its obligations thereunder.

        16.5.2 Purchaser, on behalf of itself and each of the other Purchaser Parties, hereby fully releases and discharges each of the Seller Parties from any and all claims, actions and causes of action, whether now known or unknown, suspected or unsuspected that any of the Purchaser Parties has, had or may have against any of the Seller Parties based upon or arising out of or in connection with any matter, fact, act or omission whatsoever that occurred or existed at any time up to and including the date of this Agreement, and relating to or arising from the Original Agreement, the Restated Original Agreement or any ancillary agreement entered into in connection therewith or the transactions completed thereby including, without limitations, any and all claims related to the performance or non-performance by Infineon or any of the other Seller Parties of their respective obligations thereunder.

        16.5.3 The Parties each acknowledge that they may have sustained damages, expenses and losses which are presently unknown or not suspected. The parties each acknowledge that this Agreement and the foregoing releases have been negotiated and agreed upon in light of such realization and, being fully advised thereof, the Parties each agree that the releases herein given shall be and remain in effect as full and complete releases notwithstanding discovery of the existence of any such additional or different damages, expenses or losses. The Parties expressly waive any and all rights that they may have under any statute or legal principle which would limit the effect of the releases herein to claims actually known or expected to exist at the time of execution of this Agreement.

        16.5.4 Each of the Parties warrants and represents to the other that it is the sole and lawful owner of all rights, title and interest in and to all of the claims herein released by such Party and that there has been no assignment, sale or other transfer or disposition, voluntarily, by operation of law or otherwise, of any such claim or any part or portion thereof.

        16.5.5 Each of the Parties covenants and agrees not to commence voluntarily, aid in any way, prosecute or cause to be commenced or prosecuted against any other Party any legal action or other proceeding based upon any of the claims released hereby.

16.6 No Party shall be entitled to assign any rights or claims under this Agreement or any of the Ancillary Agreements without the written consent of the other Parties.

16.7 Interest payable under any provision of this Agreement or any of the Ancillary Agreements shall be calculated on the basis of actual days elapsed divided by 360.

16.8 "BUSINESS DAYS" (Werktage) (including, for the avoidance of doubt, Saturdays) and banking days (Bankarbeitstage) shall be those prevailing in Frankfurt am Main and the City of New York.

16.9 Any currency conversions shall be determined using (i) the European Central Bank fixing rates for the respective date which are published both by electronic market information providers (e.g. Reuters page ECB37) and on the ECB's website www.ecb.int shortly after 2.15 p.m. CET or, (ii) in the event such rates are not available on such date, Reuters world sport rates (mid rate on page FX=) taken as close as possible to 2.15 p.m. CET shall be used ((i) or (ii), as the case may be.

16.10 Neither this Agreement nor any of the Ancillary Agreements shall grant any rights to, or is intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

16.11 In this Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Agreement; where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

16.12 No Party, except as provided otherwise herein or in the respective Ancillary Agreement, shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims any other Party may have under this Agreement or under any of the Ancillary Agreements or (ii) to refuse to perform any obligation it may have under this Agreement or under any of the Ancillary Agreements on the grounds that it has a right of retention (Zuruckbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zuruckbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party or have been confirmed by final decision of a competent court (Gericht) or arbitration court (Schiedsgericht).

16.13 This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on the Sale of Goods. All disputes arising in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The venue of the arbitration shall be Munich. The language of the arbitral proceedings shall be English.

16.14 Purchaser shall maintain at all times a duly appointed agent in Germany, which may be changed upon ten (10) days prior written notice to Seller, for the service of any process or summons in connection with any issue, litigation, action or proceeding brought in any such court or arbitral tribunal in connection with this Agreement. Any such process or summons may also be served on Purchaser by mailing a copy of such process or summons to such agent at its address set forth below, and in the manner provided in Section 19 above. Purchaser herewith appoints Dr. Peter Hellich, Taylor Wessing, Konigsallee 92a, 40212 Dusseldorf, Germany,
        Telefax: +49-(0)211 83 87-100 as such agent. Purchaser hereby irrevocably consents to the exclusive personal jurisdiction and venue of any court or arbitral tribunal of competent jurisdiction in Germany in any action, claim or proceeding arising out of or in connection with this Agreement and agrees not to commence or prosecute any action, claim or proceeding or to enforce an arbitration decision in any other court. Purchaser hereby expressly and irrevocably waives and agrees not to assert the defense of lack of personal jurisdiction, forum non conveniens or any similar defense with respect to the maintenance of any such action or proceeding in Germany.

16.15 In the event that any terms or provisions of the Ancillary Agreements conflict with the terms or provisions of this Agreement, the terms and provisions of this Agreement shall prevail, unless specifically provided for otherwise in the Ancillary Agreements.

16.16 In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be effected thereby. In such case, the Parties hereto agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that the Agreement contains any gaps (Vertragslucken). In case the invalidity of a provision is caused by a measurement of performance or time (period or certain date) set forth therein, the respective provision shall be deemed agreed with a legally permissible measurement reaching as close as possible to the original measurement. The Parties are aware of the decision of the German Federal Court (Bundesgerichtshof) of 24 September 2002. It is nevertheless the explicit will of the Parties that this
        Section 16.16 shall not lead to a mere shifting of the burden of proof (Beweislastumkehr), but that Section 139 BGB shall in its entirety be agreed as non-applicable.

Executed on January 25th, 2005 at Munich, Germany

Finisar Corporation         Infineon Technologies AG

/s/ S.K. Workman            /s/ Arno Paetzold                /s/ Stefan Sommer
----------------            -----------------                -----------------
By: S.K. Workman            By: Arno Paetzold                Stefan Sommer

Title: CFO                  Title: SD M&A                    Corp. Legal Cousel